Exhibit 5.10

CONSENT OF VAUGHN DUKE

The undersigned hereby consents to the use of the technical report entitled “NI 43-101 Technical Report Preliminary Economic Assessment for the Toroparu Project Cuyuni-Mazaruni Region, Guyana” with an effective date of October 21, 2025, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the registration statement on Form F-10 of Aris Mining Corporation being filed with the United States Securities and Exchange Commission, and any amendments or exhibits thereto.

/s/ Vaughn Duke
Name: Vaughn Duke, Pr.Eng.
Date: July 30, 2026